MEI Pharma Reports Fiscal Year End 2024 Cash Position

Confirms Continuation of Evaluation of Strategic Alternatives

SAN DIEGO--(BUSINESS WIRE) — September 19, 2024 – MEI Pharma, Inc. (Nasdaq: MEIP) (the “Company”) today reported results for its fiscal year ended June 30, 2024.

Previously on July 22, 2024, the Company announced the commencement of an evaluation of strategic alternatives with the goal of maximizing the value of its assets for its stockholders. Subsequent to that date, the Company announced the engagement of Oppenheimer & Co., Inc. to serve as the Company’s exclusive financial adviser to assist in the review and evaluation of that process. As part of the review of strategic alternatives, the Company will consider options such as out-licensing opportunities for existing programs and merger and acquisition opportunities.

To best preserve the Company’s existing cash, the Company commenced a reduction-in-force on August 1, 2024, which will continue in stages as the Company’s operational and strategic direction evolves. Additionally, while the Company has discontinued the clinical development of voruciclib, certain non-clinical activities related to the Company’s drug candidates continue to be conducted.

There can be no assurance the exploration of strategic alternatives will result in any agreements or transactions, or, if completed, any agreements or transactions will be successful or on attractive terms. The Company does not expect to disclose developments with respect to this process unless or until the evaluation of strategic alternatives has been completed or the Board of Directors has concluded disclosure is appropriate or legally required.

As of June 30, 2024, MEI had $38.3 million in cash, cash equivalents, and short-term investments with no outstanding debt.

About MEI Pharma

MEI Pharma, Inc. (Nasdaq: MEIP) is a clinical-stage pharmaceutical company with a portfolio of several drug candidates that may offer novel and differentiated cancer therapies. The drug candidate pipeline includes voruciclib, an oral cyclin-dependent kinase 9 (“CDK9”) inhibitor, and ME-344, an intravenous small molecule mitochondrial inhibitor targeting the oxidative phosphorylation pathway. For more information, please visit www.meipharma.com. Follow us on X (formerly Twitter) @MEI_Pharma and on LinkedIn.

Forward-Looking Statements

Certain information contained in this press release that are not historical in nature are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 including, without limitation, statements regarding the Company’s ability to identify, assess and execute a strategic transaction or realize value from its existing assets, the Company’s ability to preserve cash in order to adequately fund an orderly wind down of its operations if no transaction is consummated, the ability of stockholders and other stakeholders to realize any value or recovery as part of a transaction or a wind down process, the Company’s workforce reduction and future charges expected to be incurred in connection therewith, the adequacy or sufficiency of the Company’s existing cash resources and other statements. You should be aware that our actual results could differ materially from those contained in the forward-looking statements, which are based on management’s current expectations and are subject to a number of risks and uncertainties, including, but not limited to the Company’s ability to identify attractive strategic alternatives; the Company’s ability to retain key personnel; the adequacy of the Company’s capital resources in light of changing circumstances; the actions of various stakeholders of the Company; uncertainty regarding the impact of rising inflation and the increase in interest rates as a result; potential economic downturn; activist investors; government regulation; and one-time events. We do not intend to update any of these factors or to publicly announce the results of any revisions to these forward-looking statements.

Contact:

Justin J. File

858-898-0976

investor@meipharma.com

MEI PHARMA, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except par value amounts)

	June 30,
	2024	2023

ASSETS
Current assets:
Cash and cash equivalents	$3,705	$16,906
Short-term investments	34,640	83,787
Unbilled receivables	—	85
Prepaid expenses and other current assets	2,424	6,750
Total current assets	40,769	107,528
Operating lease right-of-use asset	214	11,972
Property and equipment, net	392	1,309
Total assets	$41,375	$120,809

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$3,168	$6,134
Accrued liabilities	5,187	12,461
Deferred revenue	—	317
Operating lease liability	—	1,428
Total current liabilities	8,355	20,340
Deferred revenue, long-term	—	64,545
Operating lease liability, long-term	—	11,300
Total liabilities	8,355	96,185

Stockholders' equity:
Preferred stock, $0.01 par value; 100 shares authorized;
none outstanding	—	—
Common stock, $0.00000002 par value; 226,000 shares
authorized; 6,663 shares issued and outstanding
at June 30, 2024 and 2023	—	—
Additional paid-in-capital	421,239	430,621
Accumulated deficit	(388,219)	(405,997)
Total stockholders' equity	33,020	24,624
Total liabilities and stockholders' equity	$41,375	$120,809

MEI PHARMA, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Years Ended June 30,
	2024	2023

Revenues	$65,297	$48,816
Operating expenses:
Research and development	16,561	52,450
General and administrative	23,295	33,130
Impairment of long-lived assets	10,899	—
Total operating expenses	50,755	85,580
Income (loss) from operations	14,542	(36,764)
Other income (expense):
Change in fair value of warrant liability	—	1,603
Interest and dividend income	3,277	3,345
Other expense, net	(41)	(22)
Net income (loss)	$17,778	$(31,838)

Net income (loss) per share - basic and diluted	$2.67	$(4.78)

Weighted-average shares used in computing net income (loss) per share - basic and diluted	6,663	6,663